Exhibit 10.14

AMENDMENT TO THE STERLING BANK & TRUST, FSB

EXECUTIVE INCENTIVE RETIREMENT PLAN

This Amendment to the Sterling Bank & Trust, FSB Executive Incentive Retirement Plan (the “Agreement”) by and between Sterling Bank & Trust, FSB (the “Company”) and Steve Huber (the “Executive”) is made and entered into effective as of January 1, 2021.

1.Article 2 of the Agreement is amended to add the following at the end of the paragraph:

Effective January 1, 2021, notwithstanding the foregoing or anything in this Agreement to the contrary, this Agreement shall be frozen, and the Incentive Award Account shall not be credited with further Contributions by the Company except for such interest set forth under Section 3.1(b). For the avoidance of doubt, the Company and the Executive agree that the amount of the Incentive Award Account is $217,274 as of January 1, 2021.

2.Section 3.1(b) of the Agreement shall be amended to read as follows:

(i)(a) Prior to January 1, 2021, each month, interest shall be credited on the Incentive Award Account at a rate equal to the Monthly Crediting Rate, and (b) effective January 1, 2021, each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Incentive Award Account (including for the avoidance of doubt, any interest credited on the Incentive Award Account from time to time under this Section 3.1(b)) at a rate equal to the two-year CD rate generally offered by the Company to the public (the “two-year CD rate”); and

(ii)Each month during any applicable installment period, interest shall be credited on the unpaid Incentive Award Account balance (including for the avoidance of doubt, any interest credited on the unpaid Incentive Award Account balance from time to time under this Section 3.1(b)) at a rate equal to the two-year CD rate. Prior to the commencement of any distributions hereunder, the Board, in its sole discretion, may change the rate used to calculate interest in this Section 3.1(b)(ii).

All other provisions of the Agreement shall continue in effect and shall be unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have duly executed this amendment, effective as of the day and year first above written.

STEVE HUBER	STERLING BANK & TRUST, FSB

/s/ Steve Huber	/s/ Thomas M. O’Brien
Name: Thomas M. O’Brien
Its: Chairman, CEO, President